Exhibit 21.1

SPAR Group, Inc.

List of Subsidiaries

100 % Owned Subsidiaries	State/Country of Incorporation
PIA Merchandising Co , Inc.	California
PIA Merchandising Limited	Nova Scotia, Canada
Pacific Indoor Display Co , Inc.	California
Pivotal Field Services, Inc.	Nevada
Pivotal Sales Company	California
Retail Resources, Inc.	Nevada
SPAR Acquisition, Inc.	Nevada
SPAR All Store Marketing Services, Inc.	Nevada
SPAR Bert Fife, Inc.	Nevada
SPAR/Burgoyne Retail Services, Inc. (f/k/a SPAR Retail Information, Inc.)	Ohio
SPAR Canada Company	Nova Scotia, Canada
SPAR Canada, Inc.	Nevada
SPAR Group International, Inc.	Nevada
SPAR Inc. , (f/k/a SPAR/Burgoyne Information Services, Inc.)	Nevada
SPAR Incentive Marketing, Inc.	Delaware
SPAR International LTD	Cayman Islands
SPAR Marketing, Inc.	Nevada
SPAR Marketing, Inc. (f/k/a SPAR Acquisition, Inc.)	Delaware
SPAR Marketing Force, Inc.	Nevada
SPAR Megaforce, Inc.	Nevada
SPAR/PIA Retail Services, Inc.	Nevada
SPAR Technology Group, Inc. (f/k/a SPARinc.com, Inc.)	Nevada
SPAR Trademarks, Inc.	Nevada
SPAR Merchandising Romania, Ltd.	Romania
SPAR China Ltd.	China
SPAR FM Japan, Inc.	Japan
NMS Retail Services, ULC	Nova Scotia, Canada
National Assembly Services, Inc.	New Jersey

51% Owned International Subsidiaries	Country
SGRP Meridian (Pty), Ltd.	South Africa
SPAR Solutions India Private Limited	India
SPAR Turkey Ltd.	Turkey
UAB SPAR RSS Baltic	Lithuania
SPARFACTS Australia (Pty), Ltd.	Australia
SPAR City	Romania